
                                                                                                       EXHIBIT 11.1

                                        ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                                                 COMPUTATION OF NET INCOME PER SHARE
                                                (In thousands, except per share data)


                                                                                Three Months Ended              Six Months Ended
                                                                                   December 31,                   December 31,
                                                                             ------------------------      -------------------------
                                                                               1996           1995             1996           1995
                                                                             -------         -------         -------         -------
Primary
     Weighted average common shares
       outstanding                                                            30,959          21,978          30,910          19,973
     Weighted average common equivalent
       shares assuming conversion of stock
       options under the treasury stock method                                   631           1,699             701           3,697
     Common and common equivalent shares
       pursuant to Staff Accounting Bulletin No. 83                             --             3,631            --             3,631

                                                                             -------         -------         -------         -------
Shares used in per share calculation                                          31,590          27,308          31,611          27,301
                                                                             -------         -------         -------         -------

Net income                                                                   $ 4,606         $ 4,871         $12,371         $ 9,627
                                                                             =======         =======         =======         =======
Net income per share                                                         $  0.15         $  0.18         $  0.39         $  0.35
                                                                             =======         =======         =======         =======

Net income per share is presented under the Primary basis as the effect of dilution under the fully diluted basis is less than 3%.


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